UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2006

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2006, Merck & Co., Inc. ("Merck" or the "Company") announced that Peter Loescher, President and Chief Executive Officer, GE Healthcare Bio-Sciences and a member of GE’s Corporate Executive Council, has been named to the Company’s newly created position of President, Global Human Health, effective May 1, 2006.

Pursuant to the Company’s offer letter dated March 15, 2006, Mr. Loescher will be provided with the following:

• Annual Base Salary of $1,100,004 payable monthly and subject to review by the Compensation and Benefits Committee of the Company’s Board of Directors;

• Eligibility to participate in the Company’s Executive Incentive Plan with a guaranteed bonus of 118 percent of his Annual Base Salary for Performance Year 2006;

• Eligibility to participate in the Company’s Long Term Incentive Plan;

• Sign-On Bonus of $250,000 payable with the first regularly scheduled paycheck following Mr. Loescher’s start date;

• A non-qualified stock option to purchase 175,000 shares of Merck Common Stock that will vest and become exercisable in three equal installments on the first, second and third anniversary of the first Friday after Mr. Loescher’s first day of employment (the "Grant Date") and expire on the day before the 10th anniversary of the Grant Date with an exercise price equal to the average of the high and low prices of Merck Common Stock on the Grant Date;

• A Restricted Stock Unit grant of 80,000 units that vests (becomes unrestricted) on the third anniversary of the Grant Date and pays dividend equivalents until vested;

• Reimbursement for certain reasonable expenses associated with Mr. Loescher’s move in accordance with Merck's Relocation Policy; and

• Participation in other benefit plans in accordance with the Company’s practices for other executives of similar level.

If the Company’s General Counsel determines that the Company is in possession of any material, undisclosed information about the Company on the Grant Date, the grant will be suspended until the second business day after the public dissemination of such information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

April 3, 2006	By:	/s/ Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary